Exhibit 10.8

TARSUS PHARMACEUTICALS, INC.

October 29, 2018

Mark J Holdbrook

Dear Mark:

Tarsus Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.        Position. Your initial title will be Vice President, Clinical Affairs, and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.        Cash Compensation. The Company will pay you a starting salary at the rate of $250,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, commencing upon the closing of the Company’s Series B Preferred Stock financing, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus, which is payable upon on the closing of the Company’s Series B Preferred Stock financing pursuant to which the Company raises at least $7,000,000.00, will be equal to 20.00% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3.        Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.        Stock Options. You were granted an option to purchase up to 622,500 shares of the Company’s Common Stock on November 29, 2017 (the “Option”) pursuant to the terms of that certain Consulting Agreement by and between you and the Company, dated November 1, 2017 (the “Consulting Agreement”). The Company’s Board of Directors (the “Board”) or its Compensation Committee may, in its sole discretion, decide to issue you additional stock options. The terms of any such additional stock options shall be as determined by the Board or its Compensation Committee, as applicable, at the time such options are granted, if at all.

Mark Holdbrook

October 29, 2018

5.        Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.        Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.        Termination of Consulting Agreement. Notwithstanding Section 4 thereof, you hereby acknowledge and agree that the Consulting Agreement shall automatically and immediately terminate upon the commencement of your employment with the Company. For the avoidance of doubt, there shall be no break in Service as defined in the Option as a result of the commencement of your employment by the Company.

8.        Tax Matters.

(a)        Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)        Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.        Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Orange County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

Mark Holdbrook

October 29, 2018

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on October 31, 2018. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before November 1, 2018.

If you have any questions, please call me at                .

Very truly yours,

TARSUS PHARMACEUTICALS, INC.

By:	/s/ Bobak Azamian
Title:	Chief Executive Officer

I have read and accept this employment offer:

MARK HOLDBROOK

/s/ Mark Holdbrook
Signature of Mark Holdbrook

Dated: October 31, 2018

Attachments

Exhibit A: Proprietary Information and Inventions Agreement

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